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                                                                    EXHIBIT 99.1

[PACIFICARE LOGO]

                                                     3120 W. LAKE CENTER DRIVE
                                                     SANTA ANA, CALIFORNIA 92704
                                                     TEL. (714) 825-5200

                                  NEWS RELEASE
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                       CONTACT:       Dan Yarbrough         Ben Singer
                                      Investor Relations    Public Relations
                                      (714) 825-5460        (714) 825-5120
  FOR IMMEDIATE RELEASE


          PACIFICARE HEALTH SYSTEMS SIGNS AGREEMENT TO EXTEND MATURITY
               DATE OF SENIOR CREDIT FACILITY TO JANUARY 2, 2003


SANTA ANA, CALIF., AUG. 21, 2001 -- PacifiCare Health Systems, Inc. (Nasdaq:
PHSY) announced today that it has executed an agreement with its lenders that will extend the maturity date of its $800 million senior credit facility by one year, to January 2, 2003.

The original credit facility that was set to expire on January 2, 2002 has been amended to provide for a $650 million term loan and a $150 million revolving line of credit. Bank of America Securities, LLC and JP Morgan Securities, Inc. are acting as co-lead arrangers on the agreement that sets the new interest rate at LIBOR plus 350 basis points. PacifiCare will also pay its lenders an amendment fee of one percent of the total $800 million commitment.

"This is another in a series of important steps we're taking to improve our business and financial performance for the long-term," said Howard Phanstiel, president and chief executive officer for PacifiCare. "The new agreement gives us additional time to continue focusing on advancing our strategic objectives as well as the flexibility to take advantage of improved market conditions down the road."

Dedicated to making people's lives better, PacifiCare Health Systems is one of the nation's largest health care services companies. Primary operations include managed care and other health insurance products for employer groups and Medicare beneficiaries in eight western states and Guam, serving approximately
3.6 million members as of June 30, 2001. Other specialty products and operations include behavioral health services, life and health insurance, dental and vision services and pharmacy benefit management. More information on PacifiCare Health Systems can be obtained at www.pacificare.com.

This press release contains "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual facts to differ materially from those we anticipate. The risks and uncertainties include our inability to pay down outstanding balances according to the terms of the agreement. Additional information on risk and uncertainties that could potentially affect our financial results may be found in documents we file with the Securities and Exchange Commission, including our June 30, 2001 Form 10Q.

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